Exhibit 99.1

Contact:	Bob O’Shaughnessy	Tony Pordon

	Senior VP – Finance 248-648-2800	Senior Vice President 248-648-2540

	boshaugnessy@unitedauto.com	tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO EXPANDS PRESENCE IN UNITED KINGDOM

BLOOMFIELD HILLS, MI, September 1, 2006 – United Auto Group, Inc. (NYSE: UAG), an international automotive retailer, today announced it has acquired nine locations and 22 franchises in the United Kingdom. The acquired franchises represent a combination of premium brands including BMW, MINI, Mercedes-Benz and smart along with two Chrysler Jeep Dodge dealerships.

UAG Chairman Roger Penske said, “We are delighted to expand our presence in the United Kingdom with these outstanding brands. The franchises we acquired have established an outstanding reputation based on commitment to their customers and employees and will complement our existing operations.”

The franchises acquired are expected to contribute approximately $700 million in revenue on an annualized basis. The acquisition was financed using the Company’s UK-based credit facility.

About UnitedAuto
United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 321 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 174 franchises in 20 states and Puerto Rico and 147 franchises located outside the United States, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 1000 and has over 15,000 employees.

Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s expected sales and results of operations. Actual results may vary materially because of risks and uncertainties, including external factors such as economic conditions and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, market conditions, and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2005, and its other filings with the Securities and Exchange Commission, and which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

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